EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CVR Energy, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑158705) on Form S‑3 of Icahn Enterprises L.P. and Icahn Enterprises Finance Corp. of our report dated March 14, 2013, with respect to the consolidated balance sheet of CVR Energy, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the period from May 5, 2012 to December 31, 2012, which report appears in the joint Form 8‑K of Icahn Enterprises L.P. and Icahn Enterprises Holdings, L.P. dated September 25, 2013.

/s/KPMG LLP

Houston, Texas
September 25, 2013